PTC Reports Fiscal 2003 Third Quarter Results
Page 2

                                                                    Exhibit 99.1

                  Investor Relations Contact:        Public Relations Contact:
                  Meredith Mendola                   Joe Gavaghan
                  781-370-6151                       781-370-5074
                  mmendola@ptc.com                   jgavaghan@ptc.com



                  PTC Reports Fiscal 2003 Third Quarter Results


NEEDHAM, Mass., July 16, 2003 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue totaling $165.2 million for the third quarter ended June 28, 2003, compared with $178.1 million for the same period last year. Net loss for the third quarter was $33.8 million, or $0.13 per share, compared to net loss of $27.3 million, or $0.10 per share, for the year-ago period. During the third quarter of 2003, PTC recorded restructuring and other charges of $15.1 million, compared to restructuring and other charges of $18.4 million in the year-ago period. Cash and investments were $208 million at the end of the third quarter.

Total design solutions revenue for the third quarter was $123.6 million, which was down 4% sequentially. Design solutions license revenue was $38.0 million, down 5% sequentially. However, the Pro/ENGINEER component of this license revenue improved sequentially and year over year, driven by Pro/ENGINEER Wildfire.

Total Windchill revenue in the third quarter was $41.6 million, down 2% sequentially. Windchill license revenue was $10.6 million, compared with $15.2 million in the second quarter. This is primarily attributable to diminished transaction size in the quarter, as the number of transactions remained stable sequentially. Additionally, PTC sold Windchill software to a record 97 new customers this quarter, bringing the total Windchill customer count to 1,005. Windchill Link solutions license revenue represented 54% of overall Windchill license revenue.

"Although we continue to face revenue challenges, customer adoption of our new product offerings confirms that our unique approach to product lifecycle management drives value for our customers," said C. Richard Harrison, president and chief executive officer of PTC. "We are focused on helping manufacturing companies improve their competitive positions by putting product development at the heart of their businesses. Our broad and well-architected product offering, together with our service expertise, is well-suited to this important process.

"Customers are validating the benefits of using a fully integrated product development system," continued Harrison. "This is evidenced by the significant growth in sales of our Flex 3C package that combines PTC's solutions for digital product creation, collaboration and control. These customers include: Asahi Matsushita Electric, Concurrent Technologies Corporation, Harman Becker Automotive Systems, Harris Corporation, Hewlett Packard Company, Maxtor, Reed Tool Company, Smith International and Xerox Corporation."

"During the quarter, we began the implementation of the cost reduction plan announced in April," said Neil Moses, PTC's new executive vice president and chief financial officer. "The objective of this plan is to lower PTC's quarterly operating cost structure from $180 million to $160 million entering fiscal 2004. In addition, we have recently committed to reducing our quarterly operating cost structure further, to $150 million by the end of fiscal 2004. Our goal is to be profitable in 2004, while maintaining our dedication to product quality and customer satisfaction."

Moses concluded, "For the fourth quarter of 2003, we expect revenue to be in the range of $160 million to $170 million and net loss per share to be in the range of $0.10 to $0.14. This guidance includes a restructuring charge of approximately $15 million for the quarter related to the cost reduction initiatives outlined above."

The Company will provide detailed financial information and an outlook update on its third quarter results conference call and live webcast on July 16, 2003 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-829-8668 (in the U.S.) or +1-630-395-0019 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on July 21, 2003. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-530-7895.

The Company's unaudited consolidated statement of operations, the unaudited condensed consolidated balance sheet, and the unaudited condensed consolidated statement of cash flows for the third quarter are attached.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management (PLM). The Company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the growth of the PLM market and our ability to facilitate our customer's understanding of the benefits of our PLM solutions, including return on investment and value creation; the acceptance of Pro/ENGINEER Wildfire and our Windchill Link Solutions, both as stand-alone products and as an integrated product development system; the effective execution of our cost reduction initiatives while minimizing organization disruption; and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, the product development company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                                      # # #

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)


                      Three Months Ended            Nine Months Ended
                  -----------------------------------------------------------
                    June 28,      June 29,       June 28,       June 29,
                      2003          2002           2003           2002
                  -----------------------------------------------------------
                                 Restated                      Restated
                                   Note 1                        Note 1

Revenue:
   License         $ 48,621      $  56,215      $  155,382    $  177,565
   Service          116,623        121,850         352,855       375,832
                  -----------------------------------------------------------
Total revenue       165,244        178,065         508,237       553,397
                  -----------------------------------------------------------

Costs and expenses:

  Cost of
  license revenue     2,875          4,197           7,498        12,608

  Cost of service
  revenue            52,420         48,615         151,744       152,081

  Sales and
  marketing          72,329         83,321         231,401       252,420

  Research and
  development        31,880         33,464          95,722       103,725

  General and
  administrative     17,931         17,302          50,108        49,505

  Amortization of
  goodwill and other
  intangible assets   1,459          8,820           4,400        27,019

  Restructuring and
  other charges      15,134         18,392          15,134        24,481
                  -----------------------------------------------------------
Total costs and
expenses            194,028        214,111         556,007       621,839
                  -----------------------------------------------------------

Operating loss     (28,784)       (36,046)        (47,770)      (68,442)
  Other expense,
  net                  (10)        (1,230)         (1,462)       (1,927)
                  -----------------------------------------------------------
Loss before income
taxes              (28,794)       (37,276)        (49,232)      (70,369)
 Provision for
 (benefit from)
 income taxes         4,968        (9,936)          11,089      (18,521)
                  -----------------------------------------------------------
Net loss          $(33,762)      $(27,340)      $ (60,321)    $ (51,848)
                  ===========================================================

Loss per share:
  Basic           $  (0.13)      $  (0.10)      $   (0.23)    $   (0.20)
  Diluted         $  (0.13)      $  (0.10)      $   (0.23)    $   (0.20)

   Weighted
   average shares
   outstanding       264,487        260,825        263,625        260,581

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                        June 28,            September 30,
                                          2003                  2002
                                  --------------------------------------------

ASSETS


Cash and investments               $     208,262           $     210,414

Accounts receivable, net                 162,146                 157,522

Property and equipment, net               78,808                  86,535

Goodwill and other intangibles, net       51,524                  54,303

Other assets                             112,328                 166,185

                                  --------------------------------------------

Total assets                       $     613,068           $   674,959
                                  ============================================

LIABILITIES AND STOCKHOLDERS' EQUITY


Total liabilities                  $     189,445           $   187,728

Deferred revenue                         190,122               197,303

Stockholders' equity                     233,501               289,928

                                  --------------------------------------------

Total liabilities and
stockholders' equity               $     613,068           $   674,959
                                  ============================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)




                      Three Months Ended            Nine Months Ended
                  ------------------------------------------------------------
                    June 28,      June 29,       June 28,       June 29,
                      2003          2002           2003           2002
                  ------------------------------------------------------------
                                 Restated                      Restated
                                  Note 1                        Note 1

Cash flows from
operating activities:

   Net loss          $ (33,762)   $ (27,340)     $ (60,321)    $ (51,848)

   Depreciation
    and amortization      9,931       18,045         31,166        54,688

   Changes in assets
    and liabilities      34,046       17,661         45,278      (25,398)
                  ------------------------------------------------------------
Net cash provided
(used) by operating
activities               10,215        8,366         16,123      (22,558)

 Capital expenditures   (5,815)      (7,112)       (19,100)      (27,365)

 Other investing and
  financing activities  (1,122)            4          2,783          (79)

 Foreign exchange and
  other                   (553)        6,342        (1,958)         4,759

                  ------------------------------------------------------------

 Net change in
  cash and investments    2,725        7,600        (2,152)      (45,243)

 Cash and investments,
  beginning of period   205,537      196,255        210,414       249,098
                  ------------------------------------------------------------
 Cash and investments,
  end of period      $  208,262   $  203,855     $  208,262    $  203,855
                  ============================================================


Note 1: These unaudited consolidated financial statements for the three and nine months ended June 29, 2002 reflect the restatement of maintenance revenues as previously reported in our 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 28, 2003.